PRESS RELEASE Exhibit 99.1
_________________________________________________________________________________

joanne freiberger, CPA, CTP, IRC
VP, TREASURER
jfreiberger@masonite.com
813.739.1808

brian prenoveau, CFA
DIRECTOR, INVESTOR RELATIONS
bprenoveau@masonite.com
813.371.5839

Masonite International Corporation Reports Fourth Quarter
and Full Year Financial Results

Provides 2018 outlook with continued growth in Net Sales and Adjusted EBITDA

(Tampa, FL, February 21, 2018) - Masonite International Corporation ("Masonite" or "the Company") (NYSE: DOOR) today announced results for the three months and full year ended December 31, 2017.

Business Highlights

Fourth Quarter 2017 versus Fourth Quarter 2016

•	Net sales increased 6% to $509 million versus $481 million.

•	Net income attributable to Masonite increased to $72 million from $15 million.

•	Net income included $51 million of non-cash tax benefits.

•	Adjusted EBITDA* increased 6% to $64 million from $61 million.

Full Year 2017 versus Full Year 2016

•	Net sales increased 3% to $2.03 billion from $1.97 billion.

•	Net income attributable to Masonite increased to $152 million from $99 million.

•	Net income included $53 million of non-cash tax benefits.

•	Adjusted EBITDA increased 1% to $256 million.

•	Repurchased $120 million of common shares.

"We are encouraged by the steps taken in 2017 that improved our momentum in the second half of the year which we believe will continue to benefit our 2018 performance," said Fred Lynch, President and CEO. "We expect recent price actions and our sharp focus on continued operational improvements to offset the stronger inflationary pressures we are experiencing across the business, positioning Masonite for resumed margin expansion in 2018."

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

masonite.com

Fourth Quarter 2017 Discussion
Net sales increased 6% to $509 million in the fourth quarter of 2017, from $481 million in the comparable period of 2016. The increase in net sales was a result of a 2% increase in sales volume, which includes the A&F Wood Products acquisition, a 2% increase in average unit price (AUP), and a 2% benefit from foreign exchange.

•
North American Residential net sales were $359 million, a 7% increase over the fourth quarter of 2016, driven by a 4% increase in volume, a 2% increase in AUP, and a 1% benefit from foreign exchange related to the Canadian dollar.

•
Europe net sales were $73 million, a 7% increase over the fourth quarter of 2016, due to an 8% benefit from foreign exchange and a 4% increase in AUP. The gains were partially offset by a 3% decrease in sales volume and a 1% decrease in the sale of component products.

•
Architectural net sales were $70 million, a 1% decrease from the fourth quarter of 2016, driven by a 4% decline in sales volume which was partially offset by a 3% increase in AUP. Fourth quarter sales volume includes sales from A&F Wood Products which contributed approximately $4 million in the fourth quarter.

Total company gross profit increased 4% to $100 million in the fourth quarter of 2017 compared to the fourth quarter of 2016. Gross profit margin decreased 40 basis points to 19.7%, due primarily to higher distribution costs.

Selling, general and administrative expenses (SG&A) of $60 million were down $4 million, or 6%, compared to the fourth quarter of 2016. The decline in SG&A was driven by a $4 million decrease in share based compensation expense. SG&A as a percentage of net sales was 11.7%, a 150 basis point improvement compared to the fourth quarter of 2016.

Net income attributable to Masonite increased $56 million to $72 million in the fourth quarter of 2017. Net income includes non-cash tax benefits totaling $51 million, including $24 million from the release of a valuation allowance previously recorded against deferred tax assets in Canada, and $27 million related to U.S. tax reform and a reduction of deferred tax liabilities in the U.S. due to the lowered corporate tax rate.

Adjusted EBITDA* increased 6% to $64 million in the fourth quarter of 2017 from $61 million in the fourth quarter of 2016.

Diluted earnings per share were $2.48 in the fourth quarter of 2017 compared to $0.50 in the comparable 2016 period. Diluted adjusted earnings per share* were $0.71 in the fourth quarter of 2017 compared to $0.55 in the comparable 2016 period. The tax adjustments amounted to $1.77 per share in the fourth quarter of 2017.

Masonite repurchased 139,473 of its common shares in the fourth quarter, at an average price of $71.86.

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

Full Year Discussion
Net sales increased 3% to $2,033 million in the year ended December 31, 2017, from $1,974 million in the comparable period of 2016. The increase in net sales was the result of an AUP increase of 2% and a volume increase of 1%.

•	North American Residential net sales were $1,429 million, a 6% increase over 2016, driven primarily by a 3% increase in sales volumes and a 2% increase in AUP.

•	Europe net sales were $292 million, a 3% decrease from 2016, due to 4% of negative foreign exchange and a 1% decline in component sales partially offset by a 2% increase in AUP.

•	Architectural net sales were $288 million, a 3% decrease from 2016, driven by an 8% decline in sales volume, partially offset by a 4% increase in average unit price and higher component sales.

Total company gross profit decreased slightly to $407 million in 2017, compared to 2016. Gross profit margin decreased 80 basis points to 20.0% in 2017, due to higher distribution costs and increased manufacturing labor and overhead expenses primarily in the first half of 2017.

Selling, general and administrative expenses (SG&A) of $247 million were down $14 million, or 5%, compared to 2016. The decrease was driven by a $12 million decrease in personnel costs, primarily due to a reduction in our incentive pay accrual, and a $6 million reduction of non-cash items in SG&A expenses, including share based compensation. The decreases were partially offset by a $4 million increase in marketing costs. SG&A as a percentage of net sales was 12.1%, a 110 basis point improvement from 2016.

Net income attributable to Masonite increased $53 million to $152 million in 2017. Net income includes the previously described non-cash tax benefits of $53 million, the majority of which was recognized in the fourth quarter of 2017.

Adjusted EBITDA* increased $3 million to $256 million in 2017, from $253 million in 2016.

Diluted earnings per share were $5.09 in the 2017 fiscal year compared to $3.17 in the comparable 2016 period. Diluted adjusted earnings per share increased $0.30 to $3.33 in the 2017 fiscal year compared to $3.03 in the comparable 2016 period. The previously described tax adjustments accounted for $1.76 per share in the full year.

Masonite repurchased 1,794,101 of its common shares at an average price of $66.82, or $120 million in 2017.

2018 Outlook
The Company expects full-year 2018 net sales growth in the range of six to eight percent, based on our expectations for modest growth in the North American and European end markets, improvement in average unit price, and incremental net sales from recent acquisitions. Excluding anticipated impacts of foreign exchange, the Company expects net sales growth of five to seven percent.

The Company expects 2018 Adjusted EBITDA to be in the range of $280 million to $300 million and diluted adjusted earnings per share of $3.70 to $4.20.

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

A quantitative reconciliation of Adjusted EBITDA and diluted adjusted earnings per share outlook to the corresponding GAAP information is not provided because the GAAP measures that are excluded from Adjusted EBITDA outlook are difficult to predict and are primarily dependent on future uncertainties. Items with future uncertainties include restructuring costs, asset impairments, share based compensation expense and gains/losses on sales of subsidiaries and PP&E.

Masonite Earnings Conference Call
The Company will hold a live conference call and webcast on Thursday, February 22, 2018, to discuss the 2017 fourth quarter and full year results.

The live audio webcast will begin at 9:00 a.m. ET and can be accessed, together with the presentation, on the Masonite website www.masonite.com. The webcast can be directly accessed at: Q4'17 Earnings Webcast. It is recommended that listeners log-on at least 10 minutes prior to the start of the call.

Telephone access to the live call will be available at 877-407-8289 (in the U.S.) or by dialing 201-689-8341 (outside U.S.).

A telephone replay will be available approximately one hour following completion of the call through March 8, 2018. To access the replay, please dial 877-660-6853 (in the U.S.) or 201-612-7415 (outside U.S.). Enter Conference ID #13675896.

About Masonite
Masonite International Corporation is a leading global designer and manufacturer of interior and exterior doors for the residential new construction; the residential repair, renovation and remodeling; and the non-residential building construction markets. Since 1925, Masonite has provided its customers with innovative products and superior service at compelling values. Masonite currently serves more than 7,000 customers in 65 countries. Additional information about Masonite can be found at www.masonite.com.

Forward-looking Statements
This press release contains forward-looking information and other forward-looking statements within the meaning of applicable Canadian and/or U.S. securities laws, including our discussion of our 2018 outlook, housing and other markets, and the effects of our strategic initiatives. When used in this press release, such forward-looking statements may be identified by the use of such words as “may,” “might,” “could,” “will,” “would,” “should,” “expect,” “believes,” “outlook,” “predict,” “forecast,” “objective,” “remain,” “anticipate,” “estimate,” “potential,” “continue,” “plan,” “project,” “targeting,” or the negative of these terms or other similar terminology.

Forward-looking statements involve significant known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Masonite, or industry results, to be materially different from any future plans, goals, targets, objectives, results, performance or achievements expressed or implied by such forward-looking statements. As a result, such forward-looking statements should not be read as guarantees of future performance or results, should not be unduly relied upon, and will not necessarily be accurate indications of

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

whether or not such results will be achieved. Factors that could cause actual results to differ materially from the results discussed in the forward-looking statements include, but are not limited to, our ability to successfully implement our business strategy; general economic, market and business conditions; levels of residential new construction; residential repair, renovation and remodeling; and non-residential building construction activity; the United Kingdom's formal trigger of the two year process for its exit from the European Union and related negotiations; competition; our ability to manage our operations including integrating our recent acquisitions and companies or assets we acquire in the future; our ability to generate sufficient cash flows to fund our capital expenditure requirements, to meet our pension obligations, and to meet our debt service obligations, including our obligations under our senior notes and our ABL Facility; labor relations (i.e., disruptions, strikes or work stoppages), labor costs and availability of labor; increases in the costs of raw materials or any shortage in supplies; our ability to keep pace with technological developments; the actions taken by, and the continued success of, certain key customers; our ability to maintain relationships with certain customers; the ability to generate the benefits of our restructuring activities; retention of key management personnel; environmental and other government regulations; and limitations on operating our business as a result of covenant restrictions under our existing and future indebtedness, including our senior notes and our ABL Facility.

Non-GAAP Financial Measures and Related Information
Our management reviews net sales and Adjusted EBITDA (as defined below) to evaluate segment performance and allocate resources. Net assets are not allocated to the reportable segments. Adjusted EBITDA is a non-GAAP financial measure which does not have a standardized meaning under GAAP and is unlikely to be comparable to similar measures used by other companies. Adjusted EBITDA should not be considered as an alternative to either net income or operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not include certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA is defined as net income (loss) attributable to Masonite adjusted to exclude the following items: depreciation; amortization; share based compensation expense; loss (gain) on disposal of property, plant and equipment; registration and listing fees; restructuring costs; asset impairment; loss (gain) on disposal of subsidiaries; interest expense (income), net; loss on extinguishment of debt; other expense (income), net; income tax expense (benefit); loss (income) from discontinued operations, net of tax; and net income (loss) attributable to non-controlling interest. This definition of Adjusted EBITDA differs from the definitions of EBITDA contained in the indenture governing the 2023 Notes and the credit agreement governing the ABL Facility. Adjusted EBITDA, as calculated under our ABL Facility or senior notes would also include, among other things, additional add-backs for amounts related to: cost savings projected by us in good faith to be realized as a result of actions taken or expected to be taken prior to or during the relevant period; fees and expenses in connection with certain plant closures and layoffs; and the amount of any restructuring charges, integration costs or other business optimization expenses or reserve deducted in the relevant period in computing consolidated net income, including any one-time costs incurred in connection with acquisitions. Adjusted EBITDA is used to evaluate and compare the performance of the segments and it is one of the primary measures used to determine employee incentive compensation. Intersegment transfers are negotiated on an arm's length basis, using market prices. We believe that Adjusted EBITDA, from an operations standpoint, provides an appropriate way to measure and assess segment performance. Our management team has established the practice of reviewing the performance of each segment based on the measures of net sales and Adjusted EBITDA. We believe that Adjusted EBITDA is useful to users of the consolidated financial statements because it provides the same information that we use internally to evaluate and compare the performance of the segments and it is one of the primary measures used to determine employee incentive compensation.

The tables below sets forth a reconciliation of Adjusted EBITDA to net income (loss) attributable to Masonite for the periods indicated. We are not providing a quantitative reconciliation of our Adjusted EBITDA or diluted Adjusted EPS outlook to the corresponding GAAP information because the GAAP measures that we exclude from our Adjusted EBITDA outlook are difficult to predict and are primarily dependent on future uncertainties. Items with future uncertainties include restructuring costs, asset impairments, share based compensation expense and gains/losses on sales of subsidiaries and PP&E.

Adjusted EBITDA margin is defined as Adjusted EBITDA divided by Net Sales. Management believes this measure provides supplemental information on how successfully we operate our business.

Adjusted EPS is diluted earnings per common share attributable to Masonite (EPS) less asset impairment charges, loss (gain) on disposal of subsidiaries, and other items, if any, that do not relate to Masonite’s underlying business performance (each net of related tax expense (benefit)). Beginning in the fourth quarter of 2017, we revised our calculation of Adjusted EPS to exclude the beneficial impact of the deferred tax revaluation recognized as a result of The Tax Cuts and Jobs Act of 2017 and the release of a valuation allowance in Canada as such tax assets are likely to be realized in future periods. The revision to this definition had no impact on our reported Adjusted EPS for the three months or year ended January 1, 2017. Management uses this measure to evaluate the overall performance of the Company and believes this measure provides investors with helpful supplemental information regarding the underlying performance of the Company from period to period. This measure may be inconsistent with similar measures presented by other companies.

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

MASONITE INTERNATIONAL CORPORATION
SALES RECONCILIATION AND ADJUSTED EBITDA BY REPORTABLE SEGMENT
(In millions of U.S. dollars)
(Unaudited)

	North American Residential Segment	Europe Segment	Architectural Segment	Corporate and Other	Consolidated	% Change
Fourth quarter 2016 net sales	$336.7	$68.3	$70.2	$5.9	$481.0
Volume*	12.9	(2.2)	(3.1)	0.7	8.3	1.7%
Average unit price	6.1	2.6	1.9	—	10.6	2.2%
Other	(0.8)	(0.6)	0.2	0.1	(1.0)	(0.2)%
Foreign exchange	3.9	5.2	0.4	0.1	9.6	2.0%
Fourth quarter 2017 net sales	$358.8	$73.3	$69.6	$6.8	$508.5	5.7%
Year over year growth, net sales	6.6%	7.3%	(0.9)%	15.3%

Fourth quarter 2016 Adjusted EBITDA	$49.9	$7.9	$5.8	$(3.0)	$60.6
Fourth quarter 2017 Adjusted EBITDA	$50.5	$8.7	$8.6	$(3.4)	$64.5
Year over year growth, Adjusted EBITDA	1.2%	10.1%	48.3%	nm	6.4%

	North American Residential Segment	Europe Segment	Architectural Segment	Corporate and Other	Consolidated	% Change
Year to date 2016 net sales	$1,351.3	$301.2	$297.9	$23.6	$1,974.0
Volume*	44.0	0.3	(23.2)	0.8	21.9	1.1%
Average unit price	30.5	5.6	11.3	—	47.4	2.4%
Other	(1.9)	(3.1)	1.9	(0.7)	(3.8)	(0.2)%
Foreign exchange	5.0	(12.1)	0.6	(0.1)	(6.6)	(0.3)%
Year to date 2017 net sales	$1,428.9	$291.9	$288.5	$23.6	$2,032.9	3.0%
Year over year growth, net sales	5.7%	(3.1)%	(3.2)%	—%

Year to date 2016 Adjusted EBITDA	$212.6	$38.8	$25.2	$(24.1)	$252.5
Year to date 2017 Adjusted EBITDA	$200.2	$33.6	$30.1	$(8.2)	$255.6
Year over year growth, Adjusted EBITDA	(5.8)%	(13.4)%	19.4%	nm	1.2%

(*) Includes the incremental impact of acquisitions and dispositions.

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31, 2017	January 1, 2017	December 31, 2017	January 1, 2017
Net sales	$508,500	$481,027	$2,032,925	$1,973,964
Cost of goods sold	408,386	384,533	1,625,942	1,564,319
Gross profit	100,114	96,494	406,983	409,645
Gross profit as a % of net sales	19.7%	20.1%	20.0%	20.8%

Selling, general and administration expenses	59,608	63,488	246,855	260,364
Selling, general and administration expenses as a % of net sales	11.7%	13.2%	12.1%	13.2%

Restructuring costs, net	(136)	1,314	850	1,445
Asset impairment	—	1,511	—	1,511
Loss (gain) on disposal of subsidiaries	—	—	212	(6,575)
Operating income (loss)	40,642	30,181	159,066	152,900
Interest expense (income), net	8,804	7,028	30,153	28,178
Other expense (income), net	(634)	(745)	(1,091)	(1,959)
Income (loss) from continuing operations before income tax expense (benefit)	32,472	23,898	130,004	126,681
Income tax expense (benefit)	(40,802)	6,196	(27,560)	21,787
Income (loss) from continuing operations	73,274	17,702	157,564	104,894
Income (loss) from discontinued operations, net of tax	(65)	(144)	(583)	(752)
Net income (loss)	73,209	17,558	156,981	104,142
Less: net income (loss) attributable to non-controlling interest	1,397	2,128	5,242	5,520
Net income (loss) attributable to Masonite	$71,812	$15,430	$151,739	$98,622

Earnings (loss) per common share attributable to Masonite:
Basic	$2.52	$0.51	$5.18	$3.25
Diluted	$2.48	$0.50	$5.09	$3.17

Earnings (loss) per common share from continuing operations attributable to Masonite:
Basic	$2.53	$0.51	$5.20	$3.27
Diluted	$2.48	$0.49	$5.11	$3.19

Shares used in computing basic earnings per share	28,463,413	30,280,311	29,298,236	30,359,193
Shares used in computing diluted earnings per share	28,969,630	31,010,490	29,814,659	31,101,076

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars, except share amounts)
(Unaudited)

ASSETS	December 31, 2017	January 1, 2017
Current assets:
Cash and cash equivalents	$176,669	$71,714
Restricted cash	11,895	12,196
Accounts receivable, net	269,235	242,197
Inventories, net	234,042	225,940
Prepaid expenses	27,665	24,291
Income taxes receivable	2,364	2,399
Total current assets	721,870	578,737
Property, plant and equipment, net	573,559	542,088
Investment in equity investees	11,310	9,302
Goodwill	138,449	129,286
Intangible assets, net	182,484	190,154
Long-term deferred income taxes	29,899	9,478
Other assets, net	22,687	16,816
Total assets	$1,680,258	$1,475,861

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$94,497	$96,178
Accrued expenses	126,759	133,799
Income taxes payable	869	1,201
Total current liabilities	222,125	231,178
Long-term debt	625,657	470,745
Long-term deferred income taxes	60,820	70,423
Other liabilities	35,754	43,739
Total liabilities	944,356	816,085
Commitments and Contingencies
Equity:
Share capital: unlimited shares authorized, no par value, 28,369,877 and 29,774,784 shares issued and outstanding as of December 31, 2017, and January 1, 2017, respectively	624,403	650,007
Additional paid-in capital	226,528	234,926
Accumulated deficit	(18,150)	(89,063)
Accumulated other comprehensive income (loss)	(110,152)	(148,986)
Total equity attributable to Masonite	722,629	646,884
Equity attributable to non-controlling interests	13,273	12,892
Total equity	735,902	659,776
Total liabilities and equity	$1,680,258	$1,475,861

MASONITE INTERNATIONAL CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended		Year Ended
(In thousands)	December 31, 2017	January 1, 2017	December 31, 2017	January 1, 2017
Net income (loss) attributable to Masonite	$71,812	$15,430	$151,739	$98,622

Add: Asset impairment	—	1,511	—	1,511
Add: Loss (gain) on disposal of subsidiaries	—	—	212	(6,575)
Add: Income tax benefit as a result of U.S. Tax Reform	(27,138)	—	(27,138)	—
Add: Income tax benefit as a result of the release of valuation allowances *	(24,069)	—	(25,396)	—
Income tax impact of adjustments	—	—	—	737
Adjusted net income (loss) attributable to Masonite	$20,605	$16,941	$99,417	$94,295

Diluted earnings (loss) per common share attributable to Masonite ("EPS")	$2.48	$0.50	$5.09	$3.17
Diluted adjusted earnings (loss) per common share attributable to Masonite ("Adjusted EPS")	$0.71	$0.55	$3.33	$3.03

Shares used in computing diluted EPS and diluted Adjusted EPS	28,969,630	31,010,490	29,814,659	31,101,076

* Full year results for the year ended December 31, 2017, were reclassified from the previously-presented amounts in order to conform to the current basis of presentation.
The weighted average number of shares outstanding utilized for the diluted EPS and diluted Adjusted EPS calculation contemplates the exercise of all currently outstanding SARs and the conversion of all RSUs. The dilutive effect of such equity awards is calculated based on the weighted average share price for each fiscal period using the treasury stock method.

	Three Months Ended December 31, 2017
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Adjusted EBITDA	$50,510	$8,734	$8,649	$(3,427)	$64,466
Less (plus):
Depreciation	7,147	2,376	2,167	2,363	14,053
Amortization	865	2,111	2,351	1,266	6,593
Share based compensation expense	—	—	—	2,950	2,950
Loss (gain) on disposal of property, plant and equipment	96	(220)	488	—	364
Restructuring costs	—	—	242	(378)	(136)
Interest expense (income), net	—	—	—	8,804	8,804
Other expense (income), net	—	(14)	—	(620)	(634)
Income tax expense (benefit)	—	—	—	(40,802)	(40,802)
Loss (income) from discontinued operations, net of tax	—	—	—	65	65
Net income (loss) attributable to non-controlling interest	833	—	—	564	1,397
Net income (loss) attributable to Masonite	$41,569	$4,481	$3,401	$22,361	$71,812

	Three Months Ended January 1, 2017
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Adjusted EBITDA	$49,930	$7,905	$5,828	$(3,014)	$60,649
Less (plus):
Depreciation	7,447	1,972	2,797	2,010	14,226
Amortization	870	1,997	1,773	888	5,528
Share based compensation expense	—	—	—	6,868	6,868
Loss (gain) on disposal of property, plant and equipment	252	391	378	—	1,021
Restructuring costs	—	(2)	1,313	3	1,314
Asset impairment	—	—	1,511	—	1,511
Loss (gain) on disposal of subsidiaries	—	—	—	—	—
Interest expense (income), net	—	—	—	7,028	7,028
Loss on extinguishment of debt	—	—	—	—	—
Other expense (income), net	—	411	—	(1,156)	(745)
Income tax expense (benefit)	—	—	—	6,196	6,196
Loss (income) from discontinued operations, net of tax	—	—	—	144	144
Net income (loss) attributable to non-controlling interest	767	—	—	1,361	2,128
Net income (loss) attributable to Masonite	$40,594	$3,136	$(1,944)	$(26,356)	$15,430

	Year Ended December 31, 2017
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Adjusted EBITDA	$200,179	$33,564	$30,050	$(8,225)	$255,568
Less (plus):
Depreciation	29,798	9,588	9,032	9,110	57,528
Amortization	3,369	7,867	8,742	4,397	24,375
Share based compensation expense	—	—	—	11,644	11,644
Loss (gain) on disposal of property, plant and equipment	770	293	328	502	1,893
Restructuring costs	—	(27)	2,394	(1,517)	850
Loss (gain) on disposal of subsidiaries	—	212	—	—	212
Interest expense (income), net	—	—	—	30,153	30,153
Other expense (income), net	—	(24)	—	(1,067)	(1,091)
Income tax expense (benefit)	—	—	—	(27,560)	(27,560)
Loss (income) from discontinued operations, net of tax	—	—	—	583	583
Net income (loss) attributable to non-controlling interest	3,519	—	—	1,723	5,242
Net income (loss) attributable to Masonite	$162,723	$15,655	$9,554	$(36,193)	$151,739

	Year Ended January 1, 2017
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Adjusted EBITDA	$212,619	$38,795	$25,160	$(24,061)	$252,513
Less (plus):
Depreciation	31,159	8,480	9,622	8,343	57,604
Amortization	4,383	9,069	7,999	3,276	24,727
Share based compensation expense	—	—	—	18,790	18,790
Loss (gain) on disposal of property, plant and equipment	1,094	564	484	(31)	2,111
Restructuring costs	—	19	1,313	113	1,445
Asset impairment	—	—	1,511	—	1,511
Loss (gain) on disposal of subsidiaries	—	(1,431)	—	(5,144)	(6,575)
Interest expense (income), net	—	—	—	28,178	28,178
Other expense (income), net	—	557	—	(2,516)	(1,959)
Income tax expense (benefit)	—	—	—	21,787	21,787
Loss (income) from discontinued operations, net of tax	—	—	—	752	752
Net income (loss) attributable to non-controlling interest	3,389	—	—	2,131	5,520
Net income (loss) attributable to Masonite	$172,594	$21,537	$4,231	$(99,740)	$98,622